                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     CYBEX COMPUTER PRODUCTS CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                   [CYBEX COMPUTER PRODUCTS CORPORATION LOGO]
                              4912 RESEARCH DRIVE
                           HUNTSVILLE, ALABAMA  35805

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 23, 1996


TO THE SHAREHOLDERS:

        The annual meeting of Shareholders of Cybex Computer Products Corporation (the "Company") will be held at the Marriott Hotel, Five Tranquility Base, Huntsville, Alabama 35805, on the 23rd day of July, 1996, at 10:30 A.M. (local time), for the following purposes:

        (1) To elect a Board of Directors to serve until the next annual meeting or until their successors are duly elected.

        (2) To consider and act upon a proposal to ratify the engagement of the accounting firm of Coopers & Lybrand L.L.P. as independent public accountants for the current fiscal year.

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

        We hope you will attend the meeting and take an active part in it. Details concerning those matters to come before the meeting are set forth in the accompanying proxy statement for your inspection. Whether you plan to attend the meeting or not, please execute the enclosed proxy and return it in the return envelope which is enclosed for your convenience.

        The annual report of your Company for the fiscal year ended March 31, 1996, is enclosed. We hope you will find it informative.

        Pursuant to a resolution adopted by the Board of Directors of the Company, the close of business on June 17, 1996, has been fixed as the date for determination of Shareholders entitled to notice of this meeting and to vote at the meeting.



                                /s/ Remigius G. Shatas,
                                ------------------------------------------
                                Secretary

                                BY ORDER OF THE BOARD OF DIRECTORS



Dated June 18, 1996.

June 18, 1996

                   [CYBEX COMPUTER PRODUCTS CORPORATION LOGO]
                              4912 RESEARCH DRIVE
                           HUNTSVILLE, ALABAMA  35805

                         ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 23, 1996

                                PROXY STATEMENT

                                  INTRODUCTION

GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of shareholders of Cybex Computer Products Corporation ("Cybex" or the "Company") to be held at the Marriott Hotel, Five Tranquility Base, Huntsville, Alabama 35805, on July 23, 1996 at 10:30 a.m. (local time). Please sign and return the proxy in the enclosed return envelope so the Common Stock you own will be voted in accordance with your wishes. Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of proxies, which is expected to be nominal. The Company intends to cause this proxy statement to be mailed to shareholders on or about June 21, 1996. The proxy must be returned by July 22, 1996.

         If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions given by the shareholder, and if no instructions are given, will be voted (a) FOR the election as directors of the nominees as listed and described in this Proxy Statement, (b) FOR ratification of the appointment of the firm of Coopers & Lybrand L.L.P. as independent auditors of the Company and (c) FOR the recommendations of Directors on any other proposal that may properly come before the meeting. The persons named as proxies in the enclosed form of proxy were selected by the Company's Board of Directors.

PROXY IS REVOCABLE

         If, after you send in your proxy, you change your mind and desire to revoke your proxy, you may do so by giving notification of such intent to the Secretary of the Company in writing at any time prior to the commencement of this annual meeting. Also, your proxy may be revoked by submitting a later-dated proxy or by attending the meeting and voting in person. Unmarked proxies received by the Company will be voted in favor of each of the proposals herein specified and as directed by the attorneys-in-fact as to any other matter which may come before the meeting.

DATE OF RECORD

         The close of business on June 17, 1996, has been set as the record date for the purpose of determining shareholders entitled to vote at the annual meeting. Each share of Common Stock is entitled to one vote on all matters.

OUTSTANDING SECURITIES

         On June 17, 1996, there were issued and outstanding 5,504,383 shares of Common Stock of the Company, which constitute all of the voting securities of the Company.

BUSINESS TO BE CONSIDERED AT ANNUAL MEETING OF SHAREHOLDERS

         It is expected that the following business will be considered and action taken thereon at the annual meeting:

         (1) To elect a Board of Directors to serve until the next annual meeting or until their successors are duly elected.

         (2) To ratify the engagement of the accounting firm of Coopers & Lybrand L.L.P. as independent public accountants for the current fiscal year.

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

                         ELECTION OF BOARD OF DIRECTORS

INTRODUCTION

         The present Board of Directors consists of 5 members, four (4) of whom were elected to the Board of Directors at the Company's 1995 annual meeting of Shareholders. The Company's Bylaws authorize a Board of Directors consisting of no less than 3 nor more than 15 persons. As provided in the Company's Bylaws, the Board of Directors, at a meeting on September 20, 1995, increased to five (5) the number of members to serve on the board and elected Douglas Pritchett to fill the new position. All of the present members of the Board of Directors are nominees for election to the Board of Directors at this meeting. Each nominee has expressed his willingness to serve as a Director during the coming year. Each Director is to serve for a term of one year or until his successor is duly elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The five nominees receiving the highest number of votes at the annual meeting will be elected as Directors. (Abstentions and broker non-votes will not affect the tally of votes cast in the election. A "non-vote" occurs when a broker, or other fiduciary, holding shares for a beneficial owner votes on one proposal but lacks authority from the owner to vote on another proposal.) It is the intention of the proxy holders to vote FOR the election of all of the nominees listed below in the absence of contrary direction. Should any nominee become unavailable for election for any presently unforeseen reason, the Board of Directors of the Company will determine how the proxies will be voted.

NOMINEES

         The following table sets forth for each nominee for election as a Director, the principal occupation or employment of such individual for the past five years, the year in which he became a Director, and the number of shares of Common Stock of the Company beneficially owned on March 31, 1996. Unless otherwise stated, the nominee exercises sole voting and investment power over all shares of Common Stock beneficially owned.



                                                                               Approximate       Percent of
                                                                                Beneficial         Total
                                                                      Served   Ownership of     Outstanding
                                                                        as     Common Stock     Common Stock
                            Principal Occupation for                 Director       of               of
      Name of Nominee         the Past Five Years             Age     Since      Company          Company
      ---------------       ------------------------          ---    -------   -----------      -----------
 Stephen F. Thornton        Chairman of the Board of           56     1984      609,237(1)          10.7%**
                            Directors since 1987;
                            President and Chief Executive
                            Officer of the Company since
                            1984.

 Remigius G. Shatas         Senior Vice President, Chief       48     1984      396,685(2)           6.7%**
                            Technical Officer and
                            Secretary of the Company since
                            1995; Chief Technical Officer,
                            Secretary and Treasurer of the
                            Company from 1984 to 1995.

 David S. Butler            President of Electronic            54     1984      117,265(3)           2.0%
                            Manufacturer's Agents, a
                            manufacturer's representative,
                            since 1974.

 Oscar L. Pierce            Director of the Company since      64     1988      207,200(4)           3.6%
                            1988; retired as a Vice
                            President of Universal Data
                            Systems, Inc. in 1985.

 Douglas E. Pritchett       Director of the Company since      40     1995        1,000               *
                            1995; Chief Financial Officer
                            of Barber Dairies, Inc. since
                            1992; Partner, Coopers &
                            Lybrand L.L.P. from 1987 to
                            1992.
- ------------------------

*     Owns less than 1% of the total outstanding Common Stock of the Company.
** Owns 5% or more of the total outstanding Common Stock of the Company. The address for this beneficial owner of 5% or more of the Company's Common Stock is c/o Cybex Computer Products Corporation, 4912 Research Drive, Huntsville, Alabama 35805.

(1) Includes 329,862 shares owned directly by Stephen F. Thornton; 127,375 shares owned by Judy Thornton, his wife; and 152,000 shares held by the Thornton Family Limited Partnership, of which Mr. Thornton is a general partner and as to which he may be deemed to share voting and investment power.

(2) Includes 294,435 shares owned directly by Remigius G. Shatas; 2,250 shares owned by his wife; and 100,000 shares held by Shatas Partners, Ltd., of which Mr. Shatas is a general partner and as to which he may be deemed to share voting and investment power.

(3) Includes 103,515 shares owned directly by David S. Butler (of which 6,125 shares are represented by options exercisable within sixty days by him under the Company's Employee Stock Option Plan); 11,500 shares held by him in his 401(k)

      Plan; 1,125 shares owned by his wife; and 1,125 shares held in the name of his minor child, as to which he may be deemed to share voting and investment power.

(4) Includes 207,200 shares owned directly by Oscar L. Pierce (of which 45,500 shares are represented by options exercisable within sixty days by him under the Company's Employee Stock Option Plan).

         Oscar L. Pierce is the brother-in-law of Stephen F. Thornton. These two individuals beneficially own, in the aggregate, 816,437 shares (of which 45,500 shares are represented by options exercisable within sixty days by Oscar
L. Pierce under the Company's Employee Stock Option Plan), constituting approximately 14% of the total outstanding Common Stock of the Company.

         As required by the Securities and Exchange Commission rules under
Section 16 of the Securities and Exchange Act of 1934, the Company notes that during Fiscal 1996 one director, David Butler, filed one untimely report on transactions in the Company's Common Stock.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During the last fiscal year, the Board of Directors met on five occasions. No incumbent Director attended fewer than 75% of the aggregate number of Board and committee meetings on which such Board member served. Directors fees of $3,750 were paid to Messrs. Butler and Pierce and $2,500 was paid to Mr. Pritchett in Fiscal 1996. In addition, Mr. Pritchett, as chairman of the Audit Committee, received $2,500 in additional fees in Fiscal 1996.

         The Company has an Audit Committee consisting of Oscar L. Pierce, David
S. Butler and Douglas Pritchett which met on two occasion(s) during the fiscal year ended March 31, 1996. The purpose of the Audit Committee is to advise the Board of Directors with respect to the scope of the annual audit and with respect to any recommendations made by the auditors of the Company concerning the internal accounting controls of the Company, monitoring the Company's financial policies and control procedures, monitoring the non-audit services provided by the Company's auditors and reviewing all potential conflict of interest situations.

         The Company has a Compensation Committee consisting of Oscar L. Pierce, David S. Butler and Douglas E. Pritchett, which met on two occasions during the fiscal year ended March 31, 1996. The purpose of the Compensation Committee is to review and approve salaries and benefits for the executive officers of the Company and to administer the 1995 Employee Stock Option Plan of the Company. The Company does not have a Nominating Committee.

OFFICERS

         The offices held by Stephen F. Thornton and Remigius G. Shatas are designated in the Nominees chart appearing on page 3 of this Proxy Statement. Robert R. Asprey, age 45, has been employed by the Company since 1986 and was elected Vice President of the Company in 1986, Senior Vice President-Engineering and Director of Engineering of the Company in 1995 and Senior Vice President, Chief Scientist of the Company in 1996. Doyle C. Weeks, age 50, has been employed by the Company since 1995 and was elected Senior Vice President-Finance, Chief Financial Officer and Treasurer of the Company in 1995. Mr. Weeks served as Vice President-Finance, Chief Financial Officer and Treasurer of Phoenix Microsystems, Inc. from 1985 to 1994 and was elected to the Board of Directors in 1994. Beginning in 1991, Mr. Weeks also served as Secretary of Phoenix Microsystems and as Vice President-Finance and Administration, and Secretary and Treasurer of TxPort, Inc., both of which manufactured telecommunications test equipment and transmission equipment. R. Byron Driver, age 55, has been employed by the Company since 1992 and was elected Senior Vice President-Operations and Chief

Operating Officer in 1995. From 1985 to 1992, he was vice president of Astrocom Corporation, a data communications company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The Company knows of no person (excluding officers and Directors of the Company) who may be deemed to own beneficially more than five percent of the outstanding Common Stock of the Company.

         The following table presents information as of March 31, 1996, concerning the beneficial ownership of the Company's Common Stock by certain of its executive officers.

                                                           Stock Beneficially Owned
                                                           ------------------------
         Name and Address          Title of Class         # of Shares(1)  % of Class
         ----------------          --------------         --------------  ----------
         Stephen F. Thornton          Common                  609,237         10.7%
         Huntsville, AL

         Remigius G. Shatas           Common                  396,685          6.7%
         Huntsville, AL

         Robert R. Asprey             Common                  275,375          4.8%
         Huntsville, AL

         Doyle C. Weeks               Common                    2,150           *
         Huntsville, AL

         R. Byron Driver              Common                   61,925          1.0%
         Huntsville, AL

         All officers and             Common                1,670,587         30.7%
         directors as a group
         (8 persons)

_____________________________
*     Less than 1%
(1) The amounts shown represent the total shares beneficially owned by such individuals together with shares that are issuable upon the exercise of all stock options which are currently exercisable. Specifically, the following individual has the right to acquire the shares indicated after his name, upon the exercise of such options: R. Byron Driver, 16,875 and all officers and directors as a group, 68,500.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table. The following table is a summary of certain information concerning the compensation earned by the Company's chief executive officer and each of the other four most highly compensated executive officers during the last three fiscal years.

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                              --------------
                                                          ANNUAL                  NO. OF
                                                       COMPENSATION             SECURITIES
                                                 ------------------------       UNDERLYING        All Other
             NAME/POSITION                YEAR      SALARY      BONUS            OPTIONS       Compensation(1)
             -------------                ----    ---------    --------       --------------     ------------
 Stephen F. Thornton, Chairman of the     1996     $154,800   $11,399             0               $5,021
 Board, CEO and President                 1995      150,000   108,262(2)          0                3,487
                                          1994      131,150    40,124           28,125             2,403
 Remigius G. Shatas, Senior Vice          1996      129,942     9,475             0                3,085
 President, Chief Technical Officer       1995      125,773   105,545(3)          0                2,061
 and Secretary                            1994      118,756    36,292           28,125             1,548


 Robert R. Asprey, Senior Vice            1996      115,371     8,411             0                2,572
 President - Engineering                  1995      111,505   102,014(4)          0                1,966
                                          1994      105,098    31,707           28,125             1,396

 R. Byron Driver, Senior Vice             1996      102,450     7,468             0                2,086
 President - Operations and Chief         1995       99,122    35,084(5)          0                1,055
 Operating Officer                        1994       92,879    28,262           28,125               932
 Doyle C. Weeks, Senior Vice              1996      100,939    22,506           10,000             2,599
 President - Finance, Chief Financial     1995       12,000     2,177           33,750               -0-
 Officer and Treasurer                    1994          -0-       -0-            -0-                 -0-

 ____________________________________
(1) The amounts listed in this column represent for 1996, and 1995 and 1994, respectively: (i) employer contributions to Section 401(k) Plan: Stephen F. Thornton, $2,178, $2,442 and $1,450; Remigius G. Shatas, $1,971, $2,061 and
    $1,548; Robert R. Asprey, $1,460, $1,966 and $1,396; R. Byron Driver,
    $1,036, $1,055 and $932; and Doyle C. Weeks, $1,627, $0 and $0; (ii) life insurance premiums: Stephen F. Thornton, $2,269, $1,045 and $953; Remigius
    G. Shatas, $540, $0 and $0; Robert R. Asprey, $538, $0 and $0; R. Byron Driver, $478, $0 and $0; and Doyle C. Weeks, $432, $0 and $0; and (iii) disability insurance premiums: Stephen F. Thornton, $574, $0 and $0; Remigius G. Shatas, $574, $0 and $0; Robert R. Asprey, $574, $0 and $0; R. Byron Driver, $572, $0 and $0; and Doyle C. Weeks, $540, $0 and $0.

(2) Includes a one-time extraordinary bonus of $60,000 paid to Mr. Thornton to compensate him for past service to the Company when he was undercompensated, and a one-time bonus of $10,427, which the Company paid in lieu of a Section 401(k) plan contribution for Fiscal 1994.

(3) Includes a one-time extraordinary bonus of $60,000 paid to Mr. Shatas to compensate him for service to the Company when he was undercompensated, and a one-time bonus of $9,494, which the Company paid in lieu of a 401(k) plan contribution for Fiscal 1994.

(4) Includes a one-time extraordinary bonus of $60,000 paid to Mr. Asprey to compensate him for past service to the Company when he was undercompensated, and a one-time bonus of $8,365, which the Company paid in lieu of a 401(k) plan contribution for Fiscal 1994.

(5) Includes a one-time bonus of $4,803 paid to Mr. Driver, which the Company paid in lieu of a 401(k) plan contribution for Fiscal 1994.

         Option Grants Table. The following table sets forth certain information concerning individual grants of stock options made during Fiscal 1996 to each of the Named Executive Officers:


                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                            % OF TOTAL       EXERCISE                   ANNUAL RATES OF STOCK
                              OPTIONS    OPTIONS GRANTED     OR BASE                      PRICE APPRECIATION
                              GRANTED    TO EMPLOYEES IN      PRICE      EXPIRATION      FOR OPTION TERMS (2)
           NAME                (#)(1)      FISCAL YEAR      ($/SHARE)       DATE           5%($)     10%($)
           ----               -------      ------------      --------    ---------       --------------------
 Doyle C. Weeks               10,000          11.7            $17.00       7/26/05        276,900    440,900



 ------------------------

 (1) All options outstanding were issued under the Company's 1995 Employee Stock Option Plan. Options are exercisable 20% per year commencing on the first anniversary date of the grant date.

 (2) Based upon the market price on the date of grant and an annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

      Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values Table. The following sets forth certain information concerning the exercise of stock options during Fiscal 1996 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.



                                              NUMBER OF        NUMBER OF         VALUE OF
                                              SECURITIES       SECURITIES      UNEXERCISED        VALUE OF
                 SHARES                       UNDERLYING       UNDERLYING        IN-THE-        UNEXERCISED
                ACQUIRED                     UNEXERCISED      UNEXERCISED         MONEY         IN-THE-MONEY
                   ON          VALUE          OPTIONS AT       OPTIONS AT       OPTIONS AT       OPTIONS AT
                EXERCISE    REALIZED(1)       FY-END (#)       FY-END (#)       FY-END ($)       FY-END ($)
     NAMES        (#)           ($)          EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
     -----     ---------     ---------       -----------     -------------     -----------     -------------
 Stephen F.      247,500    3,731,188                 0                0               0                 0
 Thornton(2)

 Remigius G.     146,250    2,230,094                 0                0               0                 0
 Shatas

 Robert R.       146,250    2,223,063                 0                0               0                 0
 Asprey

 Doyle C.              0            0                 0           43,750               0           382,499
 Weeks

 R. Byron         45,000      549,999            16,875                0         206,250                 0
 Driver

 Total           585,000    8,734,344            16,875           43,750         206,250           382,499

____________________________

(1) 427,500 shares exercised for May of 1995 reflect gain realized assuming a strict price of 17.00.

(2) Note: 101,250 options were exercised by Sharon J. Thornton, Vice President of Accounting and Administration, who is also the wife of Stephen F. Thornton.

401(k) Retirement Plan.  The Company maintains a retirement plan pursuant to
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "KPlan"), which requires, subject to certain limited exceptions, three months of service and a minimum of 1,000 hours worked annually to become a participant in the KPlan. The Company will match 25% of an employee's contributions up to 6% of the employee's compensation. The Company's expense for matching contributions totaled $14,291, $31,571 and $32,353 for Fiscal 1994, Fiscal 1995, and Fiscal 1996, respectively.

      The Company may make discretionary contributions to the KPlan in an amount determined annually by the Board of Directors. The Company elected to make discretionary contributions to the KPlan of $78,630, $228,842 and none for Fiscal 1994, Fiscal 1995, and Fiscal 1996, respectively. Company contributions are allocated to each participant on the basis of compensation. Participants may make contributions to the Plan on a payroll deduction basis, and the Company may make matching contributions on behalf of each participant. A separate salary reduction account and matching employer contribution account are maintained for each participant. All accounts are vested at retirement, death, or disability. Upon any other termination of employment, matching and discretionary contributions are vested after the fifth year of service.
Subject to certain restrictions and tax penalties, participants may make early withdrawals from their salary reduction accounts.

EMPLOYMENT AND CONFIDENTIALITY AGREEMENTS

      Employment Agreements. The executive officers of the Company are parties to Employment and Noncompetition Agreements ("Employment Agreements"). Each Employment Agreement is effective as of April 1, 1995, and has a five-year term that is automatically extended on April 1 of each year thereafter for one additional year. Under each Employment Agreement, the employee receives an annual base salary, subject to annual increases at the discretion of the Compensation Committee, and is entitled to receive an annual bonus at the discretion of the Compensation Committee and to participate in the Company's 1995 Employee Stock Option Plan and all other benefit programs generally available to executive officers of the Company.

      Under the terms of the Employment Agreements, Messrs. Thornton, Shatas and Asprey have each agreed that during the term of his employment with the Company and for a term of 18 months thereafter, he will not compete, without the prior written consent of the Company, with the Company by engaging in any capacity in any business which is competitive with the business of the Company. Messrs. Weeks and Driver have agreed not to compete with the Company for a period of 12 months after termination of employment with the Company.

      Under the terms of the Employment Agreements, the Company may terminate an executive's employment for "cause," which includes acts of (i) willful dishonesty, fraud, or deliberate injury or attempted injury to the Company or
(ii) the executive's willful material breach of the Employment Agreement which has resulted in material injury to the Company, in which event, the executive shall receive salary, bonus, and other benefits through the date of termination. Under the terms of the Employment Agreements, if a participating executive is terminated by the Company without cause, he is entitled to receive his accrued salary, earned bonus and other benefits through the date of termination. In addition, each of Messrs. Thornton, Shatas and Asprey would receive severance compensation equal to his base salary for a period of 18 months following the date of termination and an amount equal to his average annual bonus during the two years immediately preceding his termination. Messrs. Driver and Weeks would each receive severance compensation equal to his base salary for a period of six months following the date of termination and an amount equal to one-half his average annual bonus during the two years immediately preceding his termination. At the executive officer's election, he may receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day Treasury bill interest rate in effect on the date of delivery of such election notice). The executive officers are also entitled to accelerated vesting of any award granted under the 1995 Employee Stock Option Plan upon termination without cause.

      If a "change-in-control" (acquisition of 20% or more of the Common Stock without approval by the Board of Directors of the Company) occurs, each executive officer may terminate his Employment Agreement and receive the severance compensation described above.

      The Company has agreed to indemnify each executive officer under his Employment Agreement for certain liabilities arising from actions taken by the executive officer within the scope of his employment.

      Confidentiality Agreements. Each employee of the Company, including the executive officers, have signed non-disclosure agreements pursuant to which each has agreed not to disclose any of the Company's confidential information and to assign to the Company any rights he or she may have in any design, invention, software, process, trade secret, or intellectual property that relates to or resulted from work performed at the Company.

COMPENSATION COMMITTEE REPORT

Introduction. This report of the Compensation Committee of the Board of Directors discusses the compensation policies and the basis for the compensation paid to the Company's executive officers and to the Company's Chief Executive Officer, Stephen F. Thornton, during the fiscal year ended March 31, 1996.

         The Company's policy with respect to executive compensation has been designed to (1) adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company, (2) reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term shareholder value of the Company; and (3) align the interest of executive officers with those of the Company's shareholders with respect to short-term operating results and long-term increases in the price of the Company's stock.

         The components of compensation paid to executive officers consist of
(1) base salary, (2) incentive compensation in the form of an annual bonus, (3) options awarded by the Company under the 1995 Employee Stock Option Plan, (4) amounts paid on behalf of executives under the Company's Section 401(k) plan and (5) certain other benefits provided to executive officers.

         The Compensation Committee establishes the general compensation policy for the Company and has the responsibility for approving cash compensation and increases in compensation paid to executive officers of the Company. The Compensation Committee also administers the Company's 1995 Employee Stock Option Plan. The Compensation Committee selects the individuals who will be awarded options under the 1995 Employee Stock Option Plan and determines the timing, pricing and amounts of options granted under the Plan, each in accordance with the terms of the Plan. The Compensation Committee consists of three non-employee directors of the Company. The Board of Directors of the Company is responsible for determining annual contributions by the Company under the Company's Section 401(k) plan.

         The Company's executive compensation program has historically emphasized the use of incentive based compensation to reward members of senior management for the achievement of short-term operating goals and for increasing the long-term shareholder value of the Company, and the Compensation Committee intends to continue that policy. Annual bonus payments are discretionary and are related primarily to the operating performance of the Company, in general, and the executive, in particular. The Company has also utilized stock options in the past to motivate a substantial number of employees, including the executive officers, and to reward such employees for increases in the price of the Company's stock. The Company believes that its compensation policies reward management when the Company and its shareholders have benefitted from short-term operating results and long-term increases in the price of the Company's stock.

         Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors, timely product enhancements and new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

Compensation Vehicles. The Company has had a long and successful history of using a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The compensation vehicles include cash-based and equity-based compensation.

Base Salary. Each year, the Compensation Committee reviews and approves the base salaries paid by the Company to the executive officers. All of the executive officers executed employment agreements with the Company that are effective as of April 1, 1995. These employment agreements were entered into prior to the Company's initial public offering completed in July 1995 and provide for an initial base salary for each executive officer. Except for Doyle C. Weeks, who was employed by the Company in 1995, the initial base salary was determined by the Compensation Committee based on the executive's salary for the previous year increased by a cost of living adjustment. Base salaries for the executive officers have not been increased for Fiscal 1997 as of the date of this report, but the Compensation Committee is reviewing the base salaries of all executive officers for purposes of determining base salaries for Fiscal 1997. The Compensation Committee believes that base salaries earned by the Company's executive officers have historically been reasonable in relation to the Company's performance.

Annual Bonus. The employment agreements with the Company's executive officers contemplate consideration of discretionary annual bonuses. The annual bonus is designed to reward the achievement of short-term operating goals and long-term increases in shareholder value. On April 29, 1996, the Compensation Committee authorized the payment of bonuses to its executive officers and staff employees based upon their respective performance and contribution toward the attainment of the goals of the Company for the fiscal year ended March 31, 1996. During the 1996 fiscal year, the goals of the Company were to complete its initial public offering, increase net sales and net income, introduce new products, introduce enhancements to existing products, expand the Company's customer base and increase international sales. Substantially all of its goals for Fiscal 1996 were achieved. The Compensation Committee evaluated the performance of each executive officer and concluded that the successful performance of the Company during Fiscal 1996 was due largely to the efforts of all of the executive officers. The amount of the bonuses was based upon a subjective assessment of the performance of the Company during Fiscal 1996 and the individual performance of the executive officers as compared with the Company's and the executive's goals for the year. The Compensation Committee made the decision to award bonuses to each executive officer in an amount equal to 7.3% of the executive's base salary with the exception of Doyle C. Weeks, who received an additional bonus of $15,000 at the completion of the Company's initial public offering to reward him for the extraordinary effort he gave during that period. The Compensation Committee determined the bonus for the President and directed the President to pay bonuses to the remaining executive officers and staff employees.

         The opportunity for an annual cash bonus in the future will reflect the degree to which an executive contributes to the realization of established short term objectives of the Company and increasing long-term shareholder value and is intended to be a substantial incentive for the executive officers to achieve those objectives. Annual incentives and the combined annual cash compensation are intended to be competitive with comparable market practices. The Compensation Committee will establish target objectives of the Company and the annual incentive bonuses to be made to the executive officers, relating to the attainment of the objectives. The Compensation Committee is solely responsible for determining any bonus for Mr. Thornton.

Stock Options. The purpose of the Company's 1995 Employee Stock Option Plan (the "Plan") is to provide additional incentives to employees to work to maximize shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The Plan utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby act as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants stock options annually to a broad-based group of the total employee population. In Fiscal 1996, the Company granted options to purchase 92,625 shares of Common Stock to certain key employees, of which options to purchase 10,000 shares were granted to one executive officer, Doyle C. Weeks, which options were effective July 27, 1995.

      In determining the size of an option award for an executive officer, the Compensation Committee's primary considerations are the "grant value" of the award and the performance of the officer measured against the same performance criteria described above under "Introduction" which is used to determine salary. In addition to considering the grant value and the officer's performance, the Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Company does not assign specific weights to these items. Options to purchase shares of the Company's Common Stock are generally at the fair market value of such shares as reported by the NASDAQ National Market System on the date of grant. Under the terms of the Plan, the Compensation Committee has sole authority, within the terms of the Plan, to select the employees who will be granted options under the Plan and to determine the timing, pricing and amount of options awarded. The Compensation Committee has adopted guidelines with respect to the granting of options under the Plan to employees upon their promotion to important managerial or supervisory classifications. These guidelines, which were developed over a number of years, are designed to reward employees upon promotion to important positions and to provide such employees with the opportunity to share in increases in the long-term shareholder value of the Company in amounts that are consistent with their managerial responsibilities. The Compensation Committee believes that stock options granted under the Plan reward executive officers only to the extent that shareholders have benefitted from increases in the value of the Company's stock.

CEO Compensation. Stephen F. Thornton has been President and Chief Executive Officer ("CEO") of the Company since 1984 and Chairman of the board since 1987. The Compensation Committee used the same compensation policy described above for all employees to determine Mr. Thornton's Fiscal 1996 compensation. In setting Mr. Thornton's compensation, the Compensation Committee made an overall assessment of Mr. Thornton's leadership in achieving the Company's long-term strategic and business goals. Mr. Thornton's base salary reflects a consideration of both the Company's performance and Mr. Thornton's individual performance. The Company does not assign specific weights to these categories.

         In Fiscal 1995, Mr. Thornton's annual salary was $150,000, the amount the Compensation Committee set effective April 1, 1994. In June 1995, the Compensation Committee reviewed Mr. Thornton's salary in connection with the preparation of his employment agreement. It considered the Company's financial performance for Fiscal 1995 as compared with Fiscal 1994, the expected value for the Company's common stock in the initial public offering and Mr. Thornton's salary history. Based on this review, the Compensation Committee increased Mr. Thornton's salary from $150,000 to $154,500 effective April 1, 1995. In April 1996, the Compensation Committee approved a bonus to Mr. Thornton of $11,399 for Fiscal 1996, which was approximately 7.3% of base salary, the same percentage awarded to all employees, except Doyle C. Weeks.
As of the date of this report, the Compensation Committee has not increased Mr. Thornton's base salary for Fiscal 1997, but it is currently reviewing the base salaries for all of the executive officers, including Mr. Thornton, and will make recommendations for base salaries for Fiscal 1997.

      Members of the Compensation Committee

      Oscar L. Pierce
      David S. Butler
      Douglas E. Pritchett


COMPENSATION OF DIRECTORS

      No employee of the Company who is a member of the Board of Directors receives compensation for serving as such. Messrs. Butler and Pierce received $3,750 each as annual compensation in Fiscal 1996 and Mr. Pritchett received $2,500 as annual compensation in Fiscal 1996 for serving on the Board of Directors. Mr. Pritchett also received $2,500 in Fiscal 1996 as compensation for serving as chairman of the Audit Committee. All directors are eligible to receive reimbursement of travel expenses incurred in attending Board of Directors and committee meetings.

      As of March 31, 1996, options to purchase shares of the Company's Common Stock had been granted to each of the three (3) outside directors: David S. Butler - 2,500 shares at an exercise price of $17.00 per share; Oscar L. Pierce
- - 2,500 shares at an exercise price of $17.00 per share; and Douglas E. Pritchett - 2,500 shares at an exercise price of $24.00 per share.

SHAREHOLDER RETURN PERFORMANCE

      The following line graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from July 28, 1995, the completion of the Company's initial public offering, to March 31, 1996, against the cumulative total return of the NASDAQ Stock Market--U.S. and the cumulative total return of a published group index for the NASDAQ Computer Manufacturer group (Peer Group), provided by the NASDAQ Stock Market. The graph assumes the investment on July 28, 1995, of $100 in Cybex Computer Products Corporation Common Stock, the NASDAQ Stock Market--U.S. and the Peer Group. The cumulative total return assumes reinvestment of dividends.



                                           July 1995            March 1996
                                           ---------            ----------
Cybex Computer Products Corporation           $100                 $ 82
NASDAQ Stock Market-US                        $100                 $111
NASDAQ Computer Manufacturer                  $100                 $117


                               SHAREHOLDERS LIST

      A complete list of the Shareholders entitled to vote at the annual meeting of Shareholders to be held on July 23, 1996, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a Shareholder, and at all times during the annual meeting at the place of the meeting.


                             SELECTION OF AUDITORS

      Coopers & Lybrand L.L.P., independent certified public accountants, have performed an audit of the financial statements of the Company for the fiscal year ended March 31, 1996. Services provided by Coopers & Lybrand L.L.P. included work related to the audit of the annual financial statements of the Company, reviews of unaudited quarterly financial information and filings with the Securities and Exchange Commission, and preparation of state and federal income tax returns.

      Coopers & Lybrand L.L.P., 1901 Sixth Avenue North, 1600 AmSouth Harbert Plaza, Birmingham, Alabama 35203, is recommended for selection as the independent certified public accountant of the Company for the current fiscal year. A representative of Coopers & Lybrand L.L.P. is expected to attend this meeting. He will be afforded the opportunity to make a statement if he desires, and will be available to respond to appropriate questions.


                                 OTHER BUSINESS

      As of the date of this Proxy Statement, Management knows of no other business which will be presented for consideration at the meeting.

      CYBEX COMPUTER PRODUCTS CORPORATION WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR ITS FISCAL YEAR ENDED MARCH 31, 1996, TO ANY BENEFICIAL OWNER OF CYBEX COMPUTER PRODUCTS CORPORATION COMMON STOCK AS OF JUNE 17, 1996, WHO REQUESTS IN WRITING A COPY OF SUCH FROM ITS CHIEF FINANCIAL OFFICER, DOYLE
C. WEEKS, C/O CYBEX COMPUTER PRODUCTS CORPORATION, 4912 RESEARCH DRIVE, HUNTSVILLE, ALABAMA 35805.


                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

      SHAREHOLDER PROPOSALS TO BE PRESENTED FOR CONSIDERATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY MUST BE RECEIVED BY THE COMPANY NO LATER THAN JANUARY 31, 1997.

                           INCORPORATION BY REFERENCE

      The Consolidated Financial Statements of the Company and Management's Discussion and Analysis of Financial Conditions and Results of Operations, set forth in the Company's Annual Report to Shareholders accompanying this Proxy Statement, are hereby incorporated herein.

                                     CYBEX COMPUTER PRODUCTS CORPORATION


                                     By:  /s/ Remigius G. Shatas
                                          -------------------------------------
                                          Remigius G. Shatas,

                                          Secretary